Exhibit 5.1

October 29, 2015

NIKE, Inc.

One Bowerman Drive

Beaverton, OR 97005-6453

Re:	Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to our opinion letter dated April 23, 2013 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (the “Registration Statement”) (File No. 333-188072) filed on April 23, 2013 by NIKE, Inc., an Oregon corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement became effective upon filing on April 23, 2013. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on October 26, 2015 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $1,000,000,000 aggregate principal amount of its 3.875% notes due 2045 (the “Notes”) covered by the Registration Statement. We understand that the Notes are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

We refer to (a) the indenture, dated as of April 26, 2013 (the “Base Indenture”), by and between the Company and Deutsche Bank Trust Company America, as trustee (the “Trustee”), as amended by the supplemental indenture (the “Supplemental Indenture”) that is to be entered into by the Company and the Trustee establishing the terms of the Notes under the Base Indenture, in a form consistent with that authorized by the Company, as the “Indenture,” and (b) the Underwriting Agreement, dated as of October 26, 2015, by and among the Company and Citigroup Global Markets, Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on their own behalf and as representatives of the several underwriters named in Schedule II thereto, as the “Underwriting Agreement.”

We have assumed for purposes of our opinions the valid existence, good standing, power and authority of the Company, and the due authorization, execution and delivery of the Notes and Indenture.

NIKE, Inc.

October 29, 2015

The opinion expressed below is limited to the law of New York. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “blue sky” laws or (ii) state antitrust laws.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that, upon the due execution and delivery of the Supplemental Indenture by each of the Company and the Trustee and the execution, authentication and issuance of the Notes in accordance with the terms of the Indenture and upon the receipt by the Company of the consideration to be paid therefor pursuant to the Underwriting Agreement, the Notes will be valid and binding obligations of the Company.

The opinions expressed above are subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. We express no opinion as to the validity, binding effect or enforceability of provisions in the Notes or the Indenture relating to the choice of forum for resolving disputes.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated October 29, 2015, which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ Goodwin Procter LLP

GOODWIN PROCTER LLP